EXHIBIT 5


                       KRAMER LEVIN NAFTALIS & FRANKEL LLP

                                919 THIRD AVENUE

                           NEW YORK, N.Y. 10022 - 3852



                                                                47, Avenue Hoche
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  TEL (212) 715-9100                                                 France
  FAX (212) 715-8000


                                    February 6, 2004


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:   Registration Statement on Form S-8
                        ----------------------------------

Ladies and Gentlemen:

      We have acted as counsel to Mobius Management Systems, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 1,811,966 shares (the "Shares") of common stock, par value $0.0001 per share ("Common Stock"), of the Registrant, to be issued pursuant to the Registrant's 1996 Stock Incentive Plan, Non-Employee Directors' 1998 Stock Option Plan and 1998 Employee Stock Purchase Plan (collectively, the "Plans").

      In connection with the registration of the Shares, we have reviewed copies of the Registration Statement, the Plans, and the Second Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Registrant, and such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

      We have also examined and relied upon representations, statements, or certificates of public officials and officers and representatives of the Registrant.

      Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance thereof and payment therefor in accordance with the terms stated in the Plans, will be validly issued, fully paid and non-assessable.

      We express no opinion with respect to the laws of any jurisdiction other than the federal laws of the United States, the Delaware General Corporation Law and the laws of the State of New York.

      Kenneth P. Kopelman, a partner at this firm, is a member of the Registrant's board of directors and owns jointly with his wife 2,350 shares of Common Stock, as well as options to purchase an aggregate of 60,000 shares of Common Stock. In addition, 1,500 shares of Common Stock are held in trust by Mr. Kopelman's wife, as trustee, for Mr. Kopelman's three minor children. Mr. Kopelman disclaims beneficial ownership of such shares.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

      We are delivering this opinion to the Registrant, and no person other than the Registrant may rely upon it.

                                    Very truly yours,

                                    /s/  Kramer Levin Naftalis & Frankel LLP